Exhibit 99.1

Quantum Technologies Appoints Mark Arold to Newly Created Position of Vice President of Operations
LAKE FOREST, Calif., November 12, 2014 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW), a global leader in natural gas storage systems, integration and vehicle system technologies, today announced that it has appointed Mark Arold as the Company’s Vice President of Operations, a newly created position. In this capacity, Mr. Arold will oversee all aspects of the Company’s tank and complete storage systems business units including engineering, systems integration, production, supply chain management, and regulatory affairs. Mr. Arold has served in various leadership capacities for the Company since 2002, including most recently as Vice President of the Company’s Powertrain and Storage Systems business unit.

"The VP of Operations role will combine both our tank and systems operations which will enable us to fully leverage resources and our operational cost structure,” said Brian Olson, President and CEO of Quantum. "Mark is a tremendous leader and has been a valuable resource for Quantum for many years and I have the utmost confidence that Mark is the right person to execute on the operational side of our systems strategy,” concluded Mr. Olson.

About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive
OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:
Quantum Investor Relations
Phone: 949-399-4555
Email: ir@qtww.com